Management Agreement

THIS MANAGEMENT AGREEMENT (the "Agreement") effective as of the 1st day of May, 2005.

BETWEEN

HEMIS CORPORATION
Neuhofstrasse 8
8600 Dübendorf
Switzerland

(the "Company")

AND

BRUNO WEISS
Austere Auenstrasse 14
8303 Bassersdorf
Switzerland

(the “Executive”)

WHEREAS:

A	The Company is engaged in the acquisition of mining rights and the exploration of mining properties; and

B	The Company and the Executive have agreed to enter into a consulting agreement for their mutual benefit.

THIS AGREEMENT WITNESSES that the parties have agreed that the terms and conditions of the relationship shall be as follows:

1	Duties

1.1

The Company appoints the Executive to undertake the duties and exercise the powers as Chief Financial Officer and Secretary of the Company, as may be requested of the Executive by the Company, and in the other offices to which the Executive may be appointed by the subsidiary companies of the Company, and the Executive accepts the office, on the terms and conditions set forth in this Agreement.

2	Term

2.1	The Executive’s appointment shall commence with effect from May 1, 2005 and shall continue until terminated in accordance with the provisions of clause 7 of this Agreement.

3	Compensation

3.1	The fixed remuneration of the Executive for his or her services shall be at the rate of US$10,000 per month commencing May 1, 2005, payable at the beginning of each month.

3.2

As further compensation for the Executive’s services, the Company will grant the Executive a stock option to purchase up to 5,000,000 common shares at a price of US$0.001 per share, exercisable for a period ending five years after the date of granting of the option.

4	Authority

4.1

The Executive shall conform to all lawful instructions and directions given to the Executive by the Chief Executive Officer and the Board of Directors of the Company, and obey and carry out the Bylaws of the Company.

5	Non-solicitation

5.1	The Executive also agrees that:

(a) during the term of this Agreement he or she will not hire or take away or cause to be hired or taken away any employee or consultant of the Company; and

(b)

for a period of 12 months following the termination of this agreement, the Executive will not hire or take away or cause to be hired or taken away any employee or consultant who was in the employ of the Company or who was on contract with the Company during the 12 months preceding such termination.

6	Confidential Information

6.1

The Executive acknowledges that as the Chief Financial Officer and Secretary and in any other position as the Executive may hold, he or she will acquire information about certain matters and things which are confidential to the Company, and which information is the exclusive property of the Company, including:

(a) names and locations of certain mining properties;

(b) trade secrets; and

(c) confidential information concerning the business operations or financing of the Company.

6.2

The Executive acknowledges that the information referred to in clause 6.1 could be used to the detriment of the Company. Accordingly, the Executive undertakes not to disclose same to any third party either during the term of this Agreement (except as may be necessary in the proper provision of the Executive’s services under this Agreement), or after the termination of this Agreement, except with the written permission of an officer of the Company.

7	Termination

7.1	Either the Company or the Executive may terminate this Agreement at any time, provided that 14 days’ notice has been delivered by the party terminating the Agreement.

8	Company’s Property

8.1

The Executive acknowledges that all items of any and every nature or kind created or used by the Executive pursuant to this Agreement, or furnished by the Company to the Executive, and all equipment, automobiles, credit cards, books, records, reports, files, diskettes, manuals, literature, confidential information or other materials, shall remain and be considered the exclusive property of the Company at all times and shall be surrendered to the Company, in good condition, promptly at the request of the Company, or in the absence of a request, on the termination of this Agreement. The Executive hereby assigns any and all copyright to the Company on all literary and other artistic works created for the benefit of the Company towards which the Executive contributes, and the Executive waives any and all moral rights that may be associated with such works.

9	Assignment of Rights

9.1	The rights which accrue to the Company under this Agreement shall pass to its successors or assigns. The rights of the Executive under this Agreement are not assignable or transferable in any manner.

10	Notices

10.1

Any notice required or permitted to be given to the Executive shall be sufficiently given if delivered to the Executive personally or if mailed by registered mail to the Executive’s address last known to the Company, or if delivered to the Executive via facsimile.

10.2

Any notice required or permitted to be given to the Company shall be sufficiently given if mailed by registered mail to the Company’s head office at its address last known to the Executive, or if delivered to the Company via facsimile.

11	Severability

11.1

In the event that any provision or part of this Agreement shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect.

12	Countersignatures

12.1

This Agreement may be signed in counterparts, each of which so signed shall be deemed to be an original (and each signed copy sent by electronic facsimile transmission shall be deemed to be an original), and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution, shall be deemed to bear the date as set forth above.

IN WITNESS WHEREOF this Agreement has been executed by the parties to it, the day, month and year first written.

HEMIS CORPORATION
by its authorized signatory

/s/ Norman Meier
Norman Meier, President

Executive:

/s/ Bruno Weiss
Bruno Weiss